Exhibit 10.11

THIS AGREEMENT is dated 10th day of October 2022.

PARTIES

(1)	ALPHA TECHNOLOGY GROUP LIMITED, a company incorporated under the laws of British Virgin Islands having its registered office at CCS Trustees Limited, Mandar House, 3rd Floor, Johnson’s Ghut, Tortola, British Virgin Islands (the “Buyer”);

(2)	TSANG CHUN HO ANTHONY , holder of Hong Kong Identity Card No. Z363443(5), of Unit A, G/F., Court B, Tower 3, Dragons Range, 33 Lai Ping Road, Shatin, New Territories, Hong Kong (the “Guarantor”);

(3)	LEUNG TSZ HIM , holder of Hong Kong Identity Card No. Y1914004, of Room D, 7/F., Tower 5, Grand Centre, 33 Hip Wo Street, Kwun Tong, Kowloon, Hong Kong (“Mr. Leung”); and

(4)	CHAN SHUK WA , holder of Hong Kong Identity Card No. P951809(A), of Room D, 7/F., Tower 5, Grand Centre, 33 Hip Wo Street, Kwun Tong, Kowloon, Hong Kong (“Ms. Chan”) (Mr. Leung and Ms. Chan shall hereinafter be collectively referred to as “Sellers” and severally “Seller”).

Each a “Party” and collectively referred to as the “Parties”.

BACKGROUND

(A)	TSL is a private company limited by shares incorporated under the laws of Hong Kong. Further particulars of the TSL as of the date of this Agreement are set out in Part A of the Schedule 1. As at the date of this Agreement, Mr. Leung is the legal and beneficial owner of TSL Sale Shares.

(B)	NSL is a private company limited by shares incorporated under the laws of Hong Kong. Further particulars of the NSL as of the date of this Agreement are set out in Part B of the Schedule 1. As at the date of this Agreement, Ms. Chan is the legal and beneficial owner ofNSL Sale Shares.

(C)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares on the terms and subject to the conditions of this Agreement.

(D)	The Guarantor is the Buyer’s controller and majority shareholder and has agreed, in consideration of the Buyer entering into this Agreement, to guarantee the performance of the Buyer of its obligations hereunder and to give the undertaking set out in clause 11 in the manner set out below.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Accounts: the audited financial statements of the Target Companies as at and to the Accounts Date, including the balance sheet, profit and loss account together with the notes on them, the cash flow statement and the auditor’s and directors’ reports (copies of which have been provided to the Buyer prior to the date of this Agreement).

Accounts Date: 31 March 2021.

Bank Accounts: TSL Bank Accounts and NSL Bank Accounts

Business: TSL Business and NSL Business

Business Day: a day other than a Saturday, Sunday or public holiday in Hong Kong when banks in Hong Kong are open for business.

BVI Bank Account: a new bank account to be opened, maintained and operated by the Listing Vehicle and/or the Buyer for the purpose of Proposed Listing;

Claim: a claim for breach of any of the Warranties.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this Agreement.

Completion Date: has the meaning given in clause 5.2.

Conditions: the conditions precedent to Completion, being the matters set out in Schedule 2.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Intellectual Property Rights: patents, trademarks, service marks, trade names, registered designs, designs, copyrights and other forms of intellectual or industrial property (in each case in any part of the world and whether or not registered or registrable and for the full period thereof and all extensions and renewals thereof and applications for registration of or otherwise in connection with the foregoing), know-how, inventions, formulae, confidential or secret processes and information, computer programs and software, and any other protected rights and assets, and any licences and permissions in connection therewith.

Interim Period: the period from (and including) the date of this Agreement up to (and including) Completion Date or, if earlier, the termination or rescission of this Agreement in accordance with its terms.

Last Employment Date: has the meaning given in Clause 9.1.

Leased Property: the leased property of Unit B, 12/F., 52 Hung To Road, Kwun Tong, Kowloon, Hong Kong leased by the Target Companies for carrying out the Business.

Listing Vehicle: means the holding company of the Target Companies, the Buyer or a special purpose vehicle incorporated as a listing vehicle of the group companies comprising the Target Companies whose shares are to be listed under the Proposed Listing.

Longstop Date: 30 October 2022, or such other date as agreed between the Parties in writing.

Management Accounts: the unaudited financial statements of the Target Companies as at and to the Management Accounts Date, including the balance sheet and profit and loss account.

Management Accounts Date: 31 July 2022.

NSL: Neural Sense Limited, a company incorporated under the laws of Hong Kong, further details of which are set out in Part B of the Schedule 1.

NSL Bank Account: DBS Bank (Hong Kong) Limited : 016-478-001595639 and any bank account(s) opened, maintained and operated by NSL.

NSL Business: the business relating to provision of artificial intelligence based Optical character recognition engine to different industries, carried on by NSL during the period from its incorporation date to the Completion Date and new business to be carried on by NSL during the period from the Completion Date to the Last Employment Date

NSL Sale Shares: the 10,000 ordinary shares in the share capital of the NSL, all of which have been issued and are fully paid, and which comprise the entire issued share capital of the NSL as at the date of this Agreement and Completion Date.

Proposed Listing: the proposed listing of the shares of the Listing Vehicle on the NASDAQ Stock Market or listing substantially equivalent to the foregoing in another jurisdiction.

Purchase Price: the aggregate consideration for the purchase of Sale Shares to be paid by the Buyer in accordance with clause 4.

Sale Shares: TSL Sale Shares and NSL Sale Shares

Target Companies: TSL and NSL

Tenancy Agreement: the tenancy agreement in relation to the Leased Property dated 1 March 2022 entered into between AcroGrowth Consulting Limited as landlord and the TSL as tenant.

TSL: Techlution Service Limited, a company incorporated under the laws of Hong Kong, further details of which are set out in Part A of the Schedule 1.

TSL Bank Account: The Bank of East Asia Limited (bank account number: 015-265- 68-010354), The HongKong and Shanghai Bank Corporation Limited (004-741- 388094-838) and any bank account(s) opened, maintained and operated by TSL.

TSL Business: the business relating to provision of customised software development solution related to web 3.0, Gamefi, NFT and metaverse to different industries, carried on by TSL during the period from its incorporation date to the Completion Date and/or new business to be carried on by TSL during the period from the Completion Date to the Last Employment Date.

TSL Sale Shares: the 10,000 ordinary shares in the share capital of the TSL, all of which have been issued and are fully paid, and which comprise the entire issued share capital of the TSL as at the date of this Agreement and Completion Date.

Transaction: the transaction contemplated by this Agreement or any part of that transaction.

Warranties: the warranties and representations given by the Sellers and the Buyer pursuant to clause 7 and set out in the Schedule 4.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

References to clauses and Schedules are to the clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule. The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.3	A reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.4	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.5	Unless the context otherwise reqmres, a reference to one gender shall include a reference to the other genders.

1.6	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns.

1.7	A reference to a party shall include that party’s personal representatives, successors and permitted assigns.

1.8	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.9	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.10	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.11	Unless otherwise provided, a reference to a statute or statutory provision is a reference to it as it is in force at the date of this Agreement provided that, as between the Parties, no such amendment, extension or re-enactment made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party.

1.12	A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this Agreement under that statute or statutory provision.

1.13	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.14	Unless expressly provided otherwise in this Agreement, in view of their marriage relationship, the Sellers shall be jointly and severally liable for their obligations, undertakings and liabilities arising under this Agreement.

2.	SALE AND PURCHASE OF SALE SHARES

2.1	On the terms of this Agreement and subject to the Conditions, Mr. Leung shall sell and the Buyer shall purchase, with effect from Completion, the TSL Sale Shares free from all Encumbrances and together with all rights that attach (or may in the future attach) to the TSL Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after Completion.

2.2	On the terms of this Agreement and subject to the Conditions, Ms. Chan shall sell and the Buyer shall purchase, with effect from Completion, the NSL Sale Shares free from all Encumbrances and together with all rights that attach (or may in the future attach) to the NSL Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after Completion.

2.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	CONDITIONS

3.1	Completion of this Agreement is subject to and conditional upon the Conditions being satisfied (or waived by the Buyer (in respect of the Warranties given by the Sellers) and the Sellers (in respect of the Warranties given by the Buyer) in accordance with clause 3.6) on or before the Longstop Date.

3.2	If any of the Conditions is not satisfied on or before the Longstop Date by the Sellers, other than those which by their very nature are to be satisfied at Completion, and each unfulfilled Condition is not waived by the Buyer pursuant to clause 3.6,

(a)	this Agreement shall automatically terminate and cease to have effect on the Longstop Date except for the provisions referred to in clause 3.4;

(b)	none of the parties of this Agreement shall have any claim of any nature or liabilities hereunder whatsoever against any of the other parties under this Agreement (save for any antecedent breach(es) of the terms hereof).

3.3	If any of the Conditions is not satisfied on or before the Longstop Date by the Buyer, other than those which by their very nature are to be satisfied at Completion, and each unfulfilled Condition is not waived by the Sellers pursuant to clause 3.6,

(a)	this Agreement shall automatically terminate and cease to have effect on the Longstop Date except for the provisions referred to in clause 3.4;

(b)	none of the parties of this Agreement shall have any claim of any nature or liabilities hereunder whatsoever against any of the other parties under this Agreement (save for any antecedent breach(es) of the terms hereof).

3.4	On termination of this Agreement pursuant to clause 3.2 or the rescission of this Agreement pursuant to clause 5.5(c) or clause 7.6(a), the following clauses shall continue in force:

(a)	Clause 1;

(b)	Clause 3.2, clause 3.3 and this clause 3.4;

(c)	Clause 10;

(d)	Clause 13;

(e)	Clause 15;

(f)	Clause 16;

(g)	Clause 18; and

(h)	Clause 24.

3.5	The Sellers and the Buyer shall use their best endeavours to procure (so far as it lies within their respective powers so to do) that the Conditions are satisfied as soon as practicable and in any event no later than the Longstop Date.

3.6	The Buyer and/or the Sellers may, to such extent as it/he/she thinks fit in its/his/her absolute discretion and is legally entitled to do so, waive any of the Conditions by notice in writing to the Sellers/Buyer.

4.	PURCHASE PRICE AND ADJUSTMENTS

4.1	The purchase price for the sale and purchase of the TSL Sale Shares shall be HK$5,000,000 payable by the Buyer to Mr. Leung on the Completion Date.

4.2	The purchase price for the sale and purchase of the NSL Sale Shares shall be HK$5,000,000 payable by the Buyer to Ms. Chan on the Completion Date.

4.3	All payments to be made to the Sellers (or their respective nominee(s)) under this Agreement shall be made in Hong Kong dollars by way of crossed cheque or cashier order drawn on a licensed bank in Hong Kong, or by telegraph transfer to the bank account as designated by the Sellers.

4.4	The Sellers acknowledge that payment made in accordance with this clause shall be a good, full and valid discharge of the payment obligations of the Buyer under this Agreement.

5.	COMPLETION

5.1	Completion shall take place on the Completion Date at the place as agreed by the Parties.

5.2	In this Agreement, Completion Date means the date of Completion mutually agreed by the Parties and specified in the completion notice to be delivered by the Buyer to the Sellers which must be a Business Day falling within the period of 5 days after all the Conditions have been satisfied or waived, unless:

(a)	otherwise agreed by the Parties in writing; or

(b)	Completion is deferred in accordance with clause 5.5, in which event the Completion Date shall be the date to which Completion is so deferred.

5.3	The Sellers shall, at all times during the Interim Period, comply with their undertakings and obligations set out in Part 1 of Schedule 3.

5.4	At Completion:

(a)	the Sellers shall deliver or cause to be delivered to the Buyer the documents and evidence set out in Part 2 of Schedule 3 and any other documents referred to in this Agreement as being required to be delivered by the Sellers; and

(b)	the Buyer shall (subject to the Sellers complying with their obligations in clause 5.4(a)) pay the Purchase Price in accordance with clause 4.

5.5	If the Sellers or Buyer do not comply with his/her/its obligations in clause 5.4, the Sellers or Buyer, as the case maybe, may (without prejudice to any other rights or remedies it has):

(a)	proceed to Completion; or

(b)	defer Completion to a date no more than 28 days after the date on which Completion would otherwise have taken place; or

(c)	rescind this Agreement by notice in writing to the other Party.

6.	PROFIT GUARANTEE

6.1	Mr. Leung irrevocably and unconditionally warrants and guarantees to the Buyer that the aggregate amount of audited net profit (before tax, excluding extraordinary items and after elimination of inter-company transactions between TSL and NSL) of the Target Companies for the three financial years ending 31 December 2025 (“Profit Guaranteed Period”) shall not be less than HK$7.4 million (the “Guaranteed Profit”).

6.2	If the aggregate amount of the actual net profit (before tax, excluding extraordinary items and after elimination of inter-company transactions between TSL and NSL) of the Target Companies for the Profit Guaranteed Period falls short of the Guaranteed Profit, Mr. Leung shall meet such shortfall in the subsequent two financial years, failing which, Mr. Leung shall pay the amount of any shortfall in cash to the Buyer within 15 days after the issue of the audited financial statements of the Target Companies for the financial year ending 31 December 2027.

6.3	If the aggregate amount of the actual net profit (before tax, excluding extraordinary items and after elimination of inter-company transactions between TSL and NSL) of the Target Companies for the three financial year ending 31 December 2025 is greater than the Guaranteed Profit, Mr. Leung shall be entitled to 50% of such difference (the “Bonus”). The amount of the Bonus shall be distributed to Mr. Leung within 1 month after the issue of the audited financial statements of the Target Companies for the financial year ending 31 December 2025.

6.4	Mr. Leung and the Buyer shall procure that the audited financial statements of the Target Companies for the relevant financial year shall be prepared and reported on by the independent auditors in accordance with the Hong Kong Financial Reporting Standards by the date falling six months after expiry of the relevant financial year, and such independent auditors shall issue a certificate (the “Certificate”) to certify the aggregate amount of the actual net profit (before tax, excluding extraordinary items and after elimination of inter-company transactions between TSL and NSL) of the Target Companies. The Certificate shall, in the absence of manifest error, be final and conclusive of the matters stated therein and binding on the Parties.

6.5	The Sellers shall not be liable for any shortfall in profit under this Clause 6 to the extent it arises from or is the result of any change made after Completion in any accounting or taxation policies or practice of the Target Companies.

7.	WARRANTIES

A. Sellers’s Warranties

7.1	The Sellers acknowledge that the Buyer is entering into this Agreement on the basis of, and in reliance on, the Warranties.

7.2	The Sellers jointly and severally warrant and represent to the Buyer that each Warranty is fair, true, reasonably disclosed and not misleading in any material respect on the date of this Agreement.

7.3	The Warranties are deemed to be repeated on each day of the Interim Period, up to and including the Completion Date, by reference to the facts then existing. Any reference made to the date of this Agreement (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties, as a reference to the date of such repetition.

7.4	The Sellers shall ensure that the Target Companies do not do anything during the Interim Period which would be inconsistent with any of the Warranties, breach any Warranty or cause any Warranty to be untrue or misleading.

7.5	If at any time during the Interim Period the Sellers (or any of them) become(s) aware that a Warranty has been breached, is untrue or is misleading in any material respect, or has a reasonable expectation that any of those things might occur, they shall immediately:

(a)	notify the Buyer as soon as reasonably practicable of the relevant occurrence in sufficient details to enable the Buyer to make an accurate assessment of the situation; and

(b)	if requested by the Buyer, use their reasonable endeavours to prevent or remedy the notified occurrence.

7.6	If at any time during the Interim Period it becomes apparent of a unremedied material breach of Warranty, or of the Warranty that is untrue or misleading in a material respect, the Buyer may (without prejudice to any other rights or remedies it has):

(a)	rescind this Agreement by notice in writing to the Sellers prior to the Completion Date; or

(b)	proceed to Completion.

B. Buyer’s Warranties

7.7	The Buyer represents and warrants to the Seller that the Buyer is duly incorporated under the laws of British Virgin Islands and has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licenses, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement.

7.8	Each of the Buyer and the Guarantor represents and warrants to the Seller that it/he has the right, power and authority, and has taken all actions necessary, to execute, deliver and exercise its/his rights and perform its/his obligations under this Agreement and each document to be executed at or before Completion to which it/he is expressed to be a party.

7.9	The Buyer represents and warrants to the Sellers during the Interim Period, up to and including the Completion Date, in terms of the Warranties set out in Schedule 4.

7.10	The Buyer acknowledges that the Sellers have entered into this Agreement in reliance on the Buyer’s Warranties.

7.11	The Buyer warrants to the Seller that it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each document to be executed at or before Completion to which it is expressed to be a party.

7.12	If at any time during the Interim Period (i) it is brought to the knowledge of the Buyer that any of the Buyer’s Warranties were untrue, inaccurate or misleading, or (ii) any event occurs or any matter arises which to the knowledge of the Buyer results or could reasonably be expected to result in any of the Buyer’s Warranties being untrue, inaccurate or misleading in any material respect, the Buyer shall notify the Sellers in writing as soon as reasonably practicable and in any event prior to the Completion Date.

C. Remedies

7.13	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

7.14	Without prejudice to any other remedies available to the Buyer in respect of a Claim, the measure of damages (for avoidance of doubt, excluding damages arising from a breach of Warranty in respect of tax and criminal Proceedings) shall be quantified as follows:-

if there is an unremedied material breach of any Warranty or any Warranty is proved to be.untrue or misleading in a material respect on the Completion Date and:-

(a)	the Company has incurred any liability which it would not have incurred, had matters been as expressly warranted under this Agreement; and /or

(b)	as a result of the unremedied material breach of any Seller’s Warranties, the Buyer, NSL or TSL suffer(s) any direct loss and/or incurs any direct costs or expenses;

then the Sellers shall pay to the Buyer by way of damages an amount equal to the resulting diminution of value, or the liability so suffered by the Buyer and/or the Company.

7.15	The rights and remedies of the Buyer in respect of any Claim or claim under clause 7.14 shall not be affected by Completion or any rescission or failure by the Buyer to rescind this Agreement.

7.16	In respect of any Claim for breach of the Warranties made after Completion, the Buyer shall not be entitled to rescind this Agreement and its remedy against the Sellers shall be in damages only.

7.17	A breach of this Agreement which is capable of remedy shall not entitle the Buyer to compensation except to the extent that (a) the Seller is given written notice of such breach and (b) such breach remains unremedied at the expiry of 90 days following the date on which such notice is served on the Seller.

7.18	No person other than the Buyer and its ultimate beneficial owners shall be entitled to make any Claim or take any action whatsoever against the Seller under or arising out of or in connection with this Agreement.

7.19	The provisions of this clause 7.19 shall operate to limit the liability of the Sellers under or in connection with the Warranties and the said liability of the Sellers being hereinafter referred to as “such liabilities”:-

(a)	if the Buyer and/or the Target Companies shall become aware of any claim against the Buyer and/or the Target Companies which may result in a Claim, it/they shall promptly give notice thereof to the Sellers and shall take such action as the Sellers may reasonably request to avoid, resist, mitigate or compromise the Claim;

(b)	the Seller shall not be liable for any Claim unless it receives from the Buyer a written notice containing reasonable particulars of the Claim as soon as reasonably possible after the facts giving rise thereto first become known to the Buyer or any member of the Buyer’s group, and in any event, not later than twelve months following the date of Completion;

(c)	the Sellers shall not be liable in respect of a Claim under any provision of this Agreement if and to the extent that the loss, costs and expenses is or has been recovered under any other provision of this Agreement;

(d)	the Sellers shall not be liable for any Claim on breach by the Seller of the Seller’s Warranties unless the amount of each such Claim exceeds Hong Kong dollars Fifty thousand (HK$50,000);

(e)	the Seller shall not be liable for any Claim based upon a liability that is wholly or partly contingent; and

(f)	the Seller shall not be liable for any Claim to the extent the Claim arises or is increased as a result of any change made after the date hereof in any law, accounting or taxation policies or practice of the Target Companies.

7.20	The provisions of clause 7.19 shall not apply in the event of fraud or dishonesty on the part of the Sellers.

7.21	The aggregate amount of liability of the Sellers for all Claims and damages under this Agreement shall not exceed the Purchase Price minus the Net Asset Value of the Targeted Companies under the Accounts prior to Completion.

7.22	The Warranties are qualified by all matters which are or ought reasonably known by the Buyer or any of its employees or advisors.

7.23	The Sellers hereby irrevocably, unconditionally, jointly and severally undertakes to fully indemnify the Buyer against all claims and demands, tax, borrowing, moneys, losses, damages, costs, and any expenses thereof which may be brought against, or to be paid, incurred or sustained by the Buyer in relation to the liabilities (actual or contingent) arising from or in connection with all aspects of the Target Companies occurred on or before the Completion Date.

7.24	The Buyer represents, warrants and undertakes to the Sellers (to the intent that the provisions of this clause 7.24 shall continue to have full force and effect notwithstanding Completion) that this Agreement constitutes legal, valid and binding obligations on it in accordance with its terms.

8.	POST COMPLETION UNDERTAKINGS

8.1	Following and subject to the Completion, the Sellers hereby irrevocably, unconditionally, jointly and severally agree and undertake to the Buyer that:

(a)	Mr. Leung shall remain to be a director of TSL and NSL respectively and Ms. Chan shall remain to be a director / an employee of NSL for the period of three years after the Completion Date;

(b)	Mr. Leung shall be appointed as and remain as a senior management of the Listing Vehicle from the date as requested by the Buyer up to the listing date of the Proposed Listing or the termination date of such appointment as proposed and requested by the Buyer (whichever is earlier);

(c)	the aggregate amount of the monthly salary of Mr. Leung and Ms. Chan shall be HK$80,000 during the period of three years after the Completion Date;

(d)	they shall procure all the existing employees to continue the employment with TSL and NSL (as the case may be) in accordance with the terms and conditions of the existing employment contracts;

(e)	they shall procure that at all time the Target Companies shall not in any material aspects depart from the ordinary and usual course of their day-to-day Business;

(f)	they shall not be appointed as an authorised signatory of the BVI Bank Account and shall not (i) request for any information of the BVI Bank Account; and (ii) be involved in management and operation of the BVI Bank Account;

(g)	they shall not, without the prior written consent/signature (such consent/signature not to be unreasonably withheld or delayed) of the Buyer or the directors to be nominated by the Buyer, make any payment, issue any cheque/cashier order, and withdraw or transfer any money from Bank Accounts;

(h)	they shall only be responsible for the daily operation of the Business and shall not, without the prior written consent (such consent not to be unreasonably withheld or delayed) of the Buyer or the directors to be nominated by the Buyer, carry out any activities which are subject to the Buyer’s consent under Part 1 of the Schedule 3;

(i)	they shall and shall procure each of the employees, advisors and officers of the Target Companies to use the best endeavour to (i) allow the access to the facilities of the Target Companies; (ii) arrange the interviews with the customers, subcontractors and suppliers, bankers of the Target Companies; and (iii) provide and disclose any information, documents, agreements and/or instruments, which are within the Sellers’ control, within 10 days after receiving the requests as may be reasonably requested by the Buyer, the Target Companies, the Listing Vehicle or the professional parties (including but not limited sponsor, underwriters, legal advisors, reporting accountant or other professional advisors) to be engaged by the Listing Vehicle (the “Professional advisors”) to facilitate the filing of listing application and implementation of a Proposed Listing and provide all information as may be necessary for such listing application and implementation or requested by the Buyer, the Target Companies, the Listing Vehicle and/or the Professional Advisors and the relevant stock exchange in relation thereto;

(i)	if any of the sellers commits any breach of his/her obligations under this Agreement (including but not limited to the obligations under the profit guarantee under Clause 6 and post-completion undertakings under this clause); or commits any negligence, illegal acts or wilful misconduct; or if there is any breach of the Warranties; or if the Sellers are or likely to be involved in any litigation, disciplinary actions, claims and/or proceedings, which in the absolute opinion of the Buyer, lead to or likely lead to the delay of, failure of or cause material adverse impact on the Proposed Listing, the Sellers shall immediately return the amount which is equivalent to the Purchase Price to the Buyer and the Buyer shall transfer to the Sellers the Sale Shares upon receiving such amount from the Sellers;

(k)	all the Intellectual Property Rights in relation to the Business owned and registered by the Target Companies shall be maintained by the Target Companies in all material times and they shall ensure that the Business (other than the business relating to programming) will not infringe any Intellectual Property Rights and all licences granted to the Target Companies; and

(1)	they shall procure the person(s) nominated by the Buyer to be appointed as the authorised signatory of the Bank Accounts and be provided with the login name(s), password(s) and security device(s) and other security information of the Bank Accounts.

8.2	Following and subject to the Completion, the Buyer irrevocably and unconditionally agrees and undertakes that:

(a)	if the Buyer and its beneficial owners (i) are or likely to be involved in any litigation, disciplinary actions, claims and/or proceedings of material nature; or (ii) commit any illegal acts, which may cause material adverse impact on the Business of the Target Companies before the completion of the Proposed Listing, the obligations of Mr. Leung in relation to the profit guarantee under clause 6 shall immediately cease and the Buyer shall immediately transfer the Sale Shares to the Sellers without consideration;

(b)	it shall as soon as practicable after Completion procure the release and discharge of (i) the personal guarantee executed by Mr. Leung in favour of The Bank of East Asia Limited in relation to the loan facility with a maximum loan amount of HK$2,304,000 granted by The Bank of East Asia Limited to TSL on 12 March 2021; and (ii) the personal guarantee executed by Mr. Leung in favour of The Bank of East Asia Limited in relation to the loan facility with a maximum loan amount of HK$317,000 granted by The Bank of East Asia Limited to TSL on 12 June 2020;

(c)	it will only appoint the Guarantor as a director of the Target Companies and no director’s remuneration will be paid; and

(d)	any expenses or capital expenditure with a total contractual value above HK$50,000 during the Profit Guarantee Period shall be approved Mr. Leung and the Guarantor.

8.3	Following and subject to the Completion, the Sellers and the Buyer hereby agree and undertake that the principal place of business of the Target Company shall remain at the Leased Property for the period of three years after the Completion Date, unless the Tenancy Agreement is terminated by the landlord of the Leased Property. If such termination occurs, the Buyer shall be entitled to identify and determine a premises for the Target Companies.

9.	Restrictions on the sellers

9.1	In this clause, the following words and expressions shall have the following meanings:

“Ms. Chan Last Employment Date”: a date on which Ms. Chan ceases to be a director or the employee of NSL, whichever is later

“Mr. Leung Last Employment Date”: a date on which Mr. Leung ceases to be a director or the employee of TSL and NSL respectively, whichever is later

“Last Employment Date”: Ms. Chan Last Employment Date or Mr. Leung Last Employment Date (as the case may be)

Prospective Customer: a person who is at Last Employment Date, or who has been at any time during the period of 24 months immediately preceding the Last Employment Date, in discussions with the Company with a view to becoming a client or customer of the Target Companies

Restricted Business: any business that is or would be in, direct, competition with the Business, as it is being carried on at the Last Employment Date.

Restricted Customer: any person who is at Last Employment Date, or who has been at any time during the period of 24 months immediately preceding the Last Employment Date, a client or customer of, or in the habit of dealing with, the Target Companies.

9.2	Each Seller irrevocably and unconditionally undertakes to the Buyer that he/she will not, at any time during the period of 2 years commencing on the Last Employment Date:

(a)	carry on, manage, acquire or be employed, engaged, concerned or interested in, or in any way assist, a Restricted Business;

(b)	induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with, the Target Companies, or do any other thing which is reasonably likely to have such an effect;

(c)	have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to them in competition with the Business;

(d)	have any business dealings with, or solicit, entice or attempt to entice away a supplier of goods or services to the Target Companies or any of their subsidiaries, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or to reduce its supply of goods or services to, the Target Companies or any of their subsidiaries, or to vary adversely the terms upon which it conducts business with the Target Companies or any of their subsidiaries;

(e)	offer employment to, enter into a contract for the services of or attempt to entice away, any employees;

For the avoidance of doubt, subject to the provision herein, the restrictions under this Clause 9 shall not apply to Chaingate AI Limited (“Chaingate”), which is owned by Mr. Leung as to 49% as at the date of this Agreement. The Buyer agrees that, after the Last Employment Date, Mr. Leung can continue to be the director and chief technology officer of Chaingate and Chaingate can continue to carry out the business relating to Web 3.0 related marketing and public relation services.

9.3	Each Seller irrevocably and unconditionally undertakes to the Buyer that he/she will not, at any time after Last Employment Date, do or say anything which may be harmful to the reputation of the Target Companies or any of the subsidiaries;

9.4	The undertakings in clauses 9.2 and 9.3 are intended for the benefit of, and shall be enforceable by, the Buyer and the Target Companies, and shall apply to actions carried out by the relevant Sellers (and/or their respective relatives, associates, affiliates and related parties) in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on each Seller’s (and/or their respective relatives’, associates’, affiliates’ and related parties’) own behalf or on behalf of, or jointly with, any other person.

10.	CONFIDENTIALITY AND ANNOUNCEMENTS

10.1	The Sellers jointly and severally undertake to the Buyer that they shall:

(a)	keep confidential the terms of this Agreement and all confidential information or trade secrets in their possession concerning the business, affairs, customers, clients or suppliers of the Buyer and the Target Companies;

(b)	not disclose any of the information referred in clause 10.l(a) in whole or in part to any third party, except as expressly permitted by this clause 10; and

(c)	not make any use of any of the information referred in clause 10.l(a), other than to the extent necessary for the purpose of exercising or performing their rights and obligations under this Agreement.

10.2	The Buyer and the Guarantor jointly and severally undertake to the Sellers that they shall:

(a)	keep confidential the terms of this Agreement and all confidential information or trade secrets in their possession concerning the business, affairs, customers, clients or suppliers of the Sellers;

(b)	not disclose any of the information referred to in clause 10.2(a) in whole or in part to any third party, except as expressly permitted by this clause 10; and

(c)	not make any use of any of the information referred to in clause 10.2(a), other than to the extent necessary for the purpose of exercising or performing their rights and obligations under this Agreement.

10.3	The undertakings contained in this clause 10 shall survive Completion.

10.4	Notwithstanding any other provision of this Agreement, no Party shall be obliged to keep confidential or to restrict his/her/its use of any information that:

(a)	is or becomes generally available to the public (other than as a result of his/her/its disclosure by the receiving Party or any person to whom he/she/its has disclosed the information in accordance with clause 10.S(a) in breach of this Agreement); or

(b)	was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving Party’s knowledge, is not bound by a confidentiality agreement with the disclosing Party or otherwise prohibited from disclosing the information to the receiving Party.

10.5	Any Party may disclose any information that he/she is otherwise required to keep confidential under this clause 10:

(a)	to those of his/her/its employees, officers, consultants, representatives or advisers who need to know such information to enable them to advise on this Agreement, or to facilitate the Transaction, provided that the Party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to any such information disclosed to him, comply with the obligations set out in this clause 10 as if they were that Party. The Party making a disclosure under this shall, at all times, be liable for the failure of his/her/its recipients to comply with the obligations set out in clause 10; or

(b)	with the prior consent in writing of the other Party; or

(c)	to confirm that the Transaction has taken place or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other Announcement); or

(d)	to the extent that the disclosure is required:

(i)	by the laws of any jurisdiction to which that party is subject; or

(ii)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any tax authority or securities exchange of competent jurisdiction; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, or any tax authority or securities exchange of competent jurisdiction; or

(iv)	to protect that Party’s interest in any legal proceedings,

PROVIDED that in each case (and to the extent it is legally permitted to do so) the Party making the disclosure gives the other Party as much notice of such disclosure as possible.

10.6	Each Party shall supply the other Party with such information about himself/herself or this Agreement as that other Party may reasonably require for the purposes of satisfying the requirements of any law or any judicial, governmental, regulatory or similar body or any securities exchange of competent jurisdiction to which that other Party is subject.

10.7	Subject to clause 10.8 and clause 10.9, no Party shall make, or permit any person to make, any public announcement, communication or circular (” Announcement”) concerning this Agreement or the Transaction without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

10.8	Nothing in clause 10.7 shall prevent any Party from making any Announcement required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction, or for the purpose of the Proposed Listing provided that the Party required to make the Announcement consults with the other Party and takes into account the reasonable requests of the other Party in relation to the content of such Announcement before it is made.

10.9	The Buyer may, at any time after Completion announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Target Companies.

11.	GUARANTOR’S GUARANTEE AND UNDERTAKINGS

In consideration of the Sellers entering into and acting in accordance with this Agreement, the Guarantor (as principal obligor and not merely as a surety) unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by the Buyer of all its obligations under or pursuant to this Agreement.

12.	FURTHERASSURANCE

Each Party shall (at their own expense) promptly execute and deliver such documents and perform such acts as the other Party may reasonably require from time to time for the purpose of giving full effect to this Agreement and the Proposed Listing.

13.	ASSIGNMENT

Neither Party shall assign, mortgage, charge, declare a trust of, or deal in any other manner with any of his/her/its rights and obligations under this Agreement without the prior written consent of the other Party.

14.	ENTIRE AGREEMENT

14.1	This Agreement (together with the documents referred to in it) constitutes the entire agreement between the Parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to subject matter.

15.	VARIATION AND WAIVER

15.1	No variation of this Agreement shall be effective unless it is in writing and signed by the Parties.

15.2	A waiver of any right or remedy provided under this Agreement or by law is only effective if it is given in writing and is signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

15.3	A failure or delay by any person to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

15.4	No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

15.5	A Party that waives a right or remedy provided under this Agreement or by law in relation to one Party, or takes or fails to take any action against that Party, does not affect his/her/its rights in relation to any other Party.

15.6	The Buyer may take action against, grant time or other indulgence to, or release or compromise in whole or part the liability of, any Seller in respect of any Warranty, Indemnity, representation or other obligation under this Agreement without affecting the liability of the other Seller who is liable (whether jointly and severally or otherwise) in respect of that Warranty, Indemnity, representation or other obligation.

16.	THIRD PARTY RIGHTS

16.1	Except as expressly provided hereunder, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong) to enforce any term of this Agreement.

16.2	The rights of the parties to terminate, rescind or agree any vanat10n, waiver or settlement under this Agreement are not subject to the consent of any other person.

17.	COSTS

17.1	Except as expressly provided in this Agreement, each Party shall pay his/her/its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (and any documents referred to in it).

17.2	Notwithstanding clause 17.1, stamp duty in respect of the transfer of the Sale Shares shall be borne solely by the Buyer.

18.	NOTICES

18.1	For the purposes of this clause 18, notice includes any other communication.

18.2	A notice given to a Party under or in connection with this Agreement:

(a)	shall be in writing and in either Chinese or English;

(b)	shall be signed by or on behalf of the Party giving it;

(c)	shall be sent to the address specified in clause 18.3, or such other address as that Party may notify to the other Party in accordance with the provisions of this clause 18;

(d)	shall be:

(i)	delivered by hand; or

(ii)	sent by pre-paid first class post, recorded delivery or special delivery; and

(e)	unless proved otherwise, is deemed received as set out in clause 18.5.

18.3	The addresses and fax numbers for service of notices on the Sellers and the Buyer are:

(a)	Buyer and Guarantor

(i)	address: Room 2802, 28/F., China Resources Building, 26 Harbour Road, Wanchai, Hong Kong

(ii)	Email: anthony@fuchsiacap.com Attn.: Mr. Anthony Tsang

(b)	Mr. Leung

(i)	address: Room D, 7/F., Tower 5, Grand Centre, 33 Hip Wo Street, Kwun Tong, Kowloon, Hong Kong

(ii)	Email: sean@techlutionservice.com

(c)	Ms. Chan

(i)	address: Room D, 7/F., Tower 5, Grand Centre, 33 Hip Wo Street, Kwun Tong, Kowloon, Hong Kong

(ii)	Email: angela@techlutionservice.com

18.4	A Party may change his/her/its details for service of notices as specified in clause 18.3 by giving written notice to the other Parties. Any change notified pursuant to this clause shall take effect at 9:00 am on the later of:

(a)	the date (if any) specified in the notice as the effective date for the change; or

(b)	five (5) Business Days after deemed receipt of the notice of change.

18.5	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):

(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address; or

(b)	if sent by pre-paid first class post, recorded delivery or special delivery to an address, at 9:00 am on the second Business Day after posting; or

(c)	if sent by email, at the time of transmission; or

(d)	if deemed receipt under the previous paragraphs of this clause 18.5 would occur outside business hours (meaning 9:00 am to 6:00 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9:00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

18.6	To prove service, it is sufficient to prove that:

(a)	if delivered by hand, the notice was delivered to the correct address; or

(b)	if sent by fax, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number; or

(c)	if sent by post, the envelope containing the notice was properly addressed, paid for and posted; or

(d)	if sent by email, the notice was delivered to the correct email address.

19.	SEVERANCE

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

20.	AGREEMENT SURVIVES COMPLETION

This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

21.	SUCCESSORS

This Agreement (and the documents referred to in it) is made for the benefit of the Parties and their successors and permitted assigns, and the rights and obligations of the parties under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

22.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

23.	RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

24.	GOVERNING LAW AND JURISDICTION

24.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of Hong Kong.

24.2	Any dispute, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the UNCITRAL Arbitration Rules in force when the Notice of Arbitration is submitted (“UNCITRAL Arbitration Rules”). The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitrator shall be appointed in accordance with the UNCITRAL Arbitration Rules. The arbitration proceedings shall be conducted in English. In the event of any dispute, the Parties shall continue to perform their respective obligations during the pendency of arbitration proceedings unless and until the arbitration tribunal otherwise orders.

24.3	The Buyer shall at all times maintain an agent for service of process and any other documents in proceedings in Hong Kong or any other proceedings in connection with this Agreement. In the absence of such agent, the Guarantor shall act as the Buyer’s agent for service of process.

[Remainder of the Page Intentionally Left Blank.]

Schedule 1 - Part A Particulars of TSL

Name:	Techlution Service Limited
Registration number:	2614733
Registered office	Unit B, 12/F., 52 Hung To Road, Kwun Tong, Kowloon, Hong Kong
Issued share capital:	Amount of share capital: HK$10,000 Number of issued shares: 10,000 ordinary shares
Registered shareholders (and number of Sale Shares held):	Mr. Leung Tsz Him 10,000 ordinary shares
Sole Director:	Mr. Leung Tsz Him
Secretary:	Ms. Chan Shuk Wa
Auditor:	Eric K W Lee, Certified Public Accountant

Schedule 1 - Part B Particulars of NSL

Name:	Neural Sense Limited
Registration number:	2882653
Registered office:	Unit B, 12/F., 52 Hung To Road, Kwun Tong, Kowloon, Hong Kong
Issued share capital:	Amount of share capital: HK$ I 0,000 Number of issued shares: 10,000 ordinary shares
Registered shareholders (and number of Sale Shares held):	Ms. Chan Shuk Wa 10,000 ordinary shares
Sole Director:	Ms. Chan Shuk Wa
Secretary:	GCC Corporate Services Limited
Auditor:	Carter Lam, Certified Public Accountant

Schedule 2 - Conditions

A.	The obligation of the Buyer to buy the Sale Shares and proceed with the Completion in terms of Clause 5 of this Agreement shall be conditional on the satisfaction of following conditions on Completion Date:

1.	The Warranties remaining true, accurate and not misleading in all material respects from the date of this Agreement up to and inclusive of the Completion Date and the Sellers having performed or complied, in all respects, with all covenants and agreements contained herein and required to be performed or complied with by Sellers at or prior to the Completion Date.

2.	NSL remaining solvent and a going concern authorised to conduct NSL Business in same manner as the same is being conducted at the date of this Agreement.

3.	TSL remaining solvent and a going concern authorised to conduct TSL Business in same manner as the same is being conducted at the date of this Agreement.

4.	No legal or disciplinary proceedings being instituted or threatened against the Target Companies or any of their respective directors, secretary or officers by any regulatory authority prior to Completion.

5.	Full repayment of all amounts due from directors/shareholders of the Target Companies to the Target Companies.

B.	The obligation of the Sellers to sell the Sale Shares and proceed with the Completion in terms of Clause 5 of this Agreement shall be conditional on the satisfaction of following conditions:

1.	The Buyer having delivered to the Sellers on a copy of the resolutions duly passed by its board of directors or equivalent authority approving the execution, delivery and performance of this Agreement by the Buyer.

2.	The Buyer having received the necessary approvals from the regulatory authorities for acquisition of the Sale Shares.

3.	The Warranties remaining true, accurate and not misleading in all material respects from the date of this Agreement up to and inclusive of the Completion Date and the Buyer having performed or complied, in all respects, with all covenants and agreements contained herein and required to be performed or complied with by Buyer at or prior to the Completion Date.

4.	No legal or disciplinary proceedings being instituted or threatened against the Buyer or any of their respective directors, secretary or officers by any regulatory authority prior to Completion.

5.	The Buyer not being in material breach of the agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by it, at or before the Completion Date.

Schedule 3 - Completion

Part 1. Conduct between signing of this Agreement and Completion

1.	CONDUCT OF BUSINESS

The Sellers shall procure that at all times during the Interim Period, the Target Companies shall carry on the Business in the normal course and in the manner provided in Part 1 of this Schedule.

2.	MATTERS SUBJECT TO BUYER’S CONSENT DURING THE INTERIM PERIOD

2.1	The Sellers shall procure that except with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed), each of the Target Companies shall not (and shall not agree to), during the Interim Period,:

(a)	in any material respect depart from the ordinary and usual course of its day-to-day Business; or

(b)	dispose of any material assets used or required for the operation of the Business; or

(c)	acquire any material assets which could reasonably be expected to materially and adversely affect the Business or enter into any long-term, abnormal or unusual contract; or

(d)	allot any shares or issue other securities or grant any option over or right to acquire or convert into any share or loan capital or repurchase, redeem or agree to repurchase or redeem any of its shares; or

(e)	pass any resolution of its members; or

(f)	appoint any person as a director of any of the Target Companies; or

(g)	enter into, modify or agree to terminate any agreement, arrangement, understanding or commitment that the Company is a party to, or bound by, and which is of material importance to the business, profits or assets of the Company; or

(h)	incur any capital expenditure on any individual item; or

(i)	borrow any sum in excess ofHK$10,000; or

(j)	alter the terms of any financing/lending documents or lending arrangements; or

(k)	make any loan or cancel, release or assign any indebtedness owed to it or any claims held by it other than in the ordinary course of the Business; or

(1)	enter into any lease, lease-hire or hire-purchase agreement or agreement for payment on deferred terms; or

(m)	purchase, take on, lease or assume possession of any real property; or

(n)	enter into any service agreements with or make any alterations to the terms of employment (including benefits) of the director or any of its officers or employees; or

(o)	amend any agreements or arrangements for the payment of pensions or other benefits on retirement to any of its current or former employees or directors (or any of their dependants); or

(p)	provide any non-contractual benefit to the Director, any officer, employee or their dependants; or

(q)	dismiss any of its employees or employ or engage (or offer to employ or engage) any person; or

(r)	create any Encumbrance over any of its assets or its undertaking; or

(s)	give any financial or performance guarantee, or any similar security or indemnity or make any advances or other credits or provide any facilities to any third party; or

(t)	commence, settle or agree to settle any legal proceedings relating to the Business, or otherwise concerning the Company, except debt collection in the normal course of Business; or

(u)	incur any liability to the Sellers or any person connected with the Sellers, other than the trading liabilities incurred in the normal course of the Business or otherwise contemplated under this Agreement; or

(v)	make any material change to the accounting procedures or principles by reference to which its accounts are drawn up; or

(w)	permit any of its insurance to lapse or do anything which would reduce the amount or scope of cover or make any of its insurance policies void or voidable.

3.	SELLERS’ OBLIGATIONS

At all times during the Interim Period, the Sellers shall:

(a)	use their reasonable endeavours to maintain the Target Companies a going concern;

(b)	give to the Buyer, as soon as possible, full details of any material change in the Business, financial position or assets of the Target Companies;

(c)	promptly provide the Buyer, its agents and representatives with such information relating to the Business, financial and affairs of the Target Companies, and such access to its books and records, as the Buyer may require from time to time; and

(d)	not induce, or attempt to induce (whether directly or indirectly), any of the employees of the Target Companies to terminate their employment.

Part 2. Completion Deliverables

1.	At Completion, the Sellers shall deliver, or cause to be delivered, to the Buyer the following:

(a)	instrument(s) of transfer and bought and sold note(s) in relation to the Sale Shares duly executed by each of the Sellers in favour of the Buyer and/or its nommees;

(b)	share certificate(s) registered in the name of the Sellers in respect of the Sale Shares;

(c)	original statutory record and other books and records (including without limitation all resolutions made up to the Completion Date, financial records, bank statements and cheque books) of each of the Target Companies and the certificate of incorporation, current business registration certificate, company chop(s) and common seal(s) and any other papers, records, contracts and documents of each of the Target Companies or written authorizations in favour of the Buyer for the collection of such documents or records;

(d)	such other documents as may be reasonably required to give good title to the Sale Shares free from all Encumbrances and to enable the Buyer (or its nominee(s)) to become the registered holders thereof;

(e)	written resolutions of the board of director of TSL approving:

(i)	the transfer of Sale Shares contemplated hereunder and registration of the Buyer or its nominees as members of TSL subject only to the production of duly stamped and completed transfers in respect of the TSL Sale Shares;

(ii)	such persons as the Buyer may nominate to be validly appointed as directors, secretary and auditors of TSL with effect from the Completion Date;

(iii)	change of authorised signatories of all the TSL Bank Accounts in such manner as the Buyer may direct or nominate; and

(iv)	(as the Buyer may direct) the resignation of the directors, secretary and auditors of TSL with effect from the Completion Date;

(f)	written resolutions of the board of director ofNSL approving:

(i)	the transfer of Sale Shares contemplated hereunder and registration of the Buyer or its nominees as members of NSL subject only to the production of duly stamped and completed transfers in respect of the NSL Sale Shares;

(ii)	such persons as the Buyer may nominate to be validly appointed as directors, secretary and auditors of NSL with effect from the Completion Date;

(iii)	change of authorised signatories of all the NSL Bank Accounts in such manner as the Buyer may direct or nominate; and

(iv)	(as the Buyer may direct) the resignation of the directors, secretary and auditors of NSL with effect from the Completion Date;

(g)	resignation letter of Ms. Chan as a director ofNSL;

(h)	resignation letters of existing company secretaries of Target Companies;

(i)	Notice of Change of Company Secretary and Director (Appointment/Cessation) of the Target Companies reflecting the change of directors and company secretaries of the Target Companies; and

(j)	Consent to act as director ofNSL signed by Mr. Leung.

2.	At Completion, the Buyer shall deliver to the Seller a written resolutions of the board of director of the Buyer approving the execution of this Agreement.

Schedule 4 - Warranties

A.	SELLERS’ WARRANTIES

1.	POWER TO SELL THE SALE SHARES

1.1	The Sellers have taken all necessary actions and have all requisite power and authority to enter into and perform this Agreement and the other documents referred to in it (to which they are a party) in accordance with their respective terms.

1.2	This Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on each Seller in accordance with their respective terms.

2.	SALE SHARES

2.1	The TSL Sale Shares constitute the whole of the allotted and issued share capital of TSL and are fully paid or credited as fully paid.

2.2	The NSL Sale Shares constitute the whole of the allotted and issued share capital of NSL and are fully paid or credited as fully paid.

2.3	The Sellers are the legal and beneficial owners of the Sale Shares and are entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.4	No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interest in them) of each of the Target Companies, and neither the Sellers nor the Target Companies has agreed to confer any such rights, and no person has claimed any such right.

2.5	No Encumbrance has been granted to any person or otherwise exists affecting:

(a)	the Sale Shares; or

(b)	any unissued shares, debentures or other unissued securities of the Company.

No commitment to create any such Encumbrance has been given, nor has any person claimed any such rights.

2.6	None of the Target Companies:

(a)	has at any time had any subsidiaries; or

(b)	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	control or take part in the management of any company or business organisation, nor has it agreed to do so; or

(d)	has branch or permanent establishment outside its country of incorporation.

2.7	Each of the Target Companies has not at any time:

(a)	purchased, redeemed, reduced, forfeited or repaid any of its own share capital; or

(b)	given any financial assistance in contravention of any applicable law or regulation; or

(c)	allotted or issued any securities that are convertible into shares.

2.8	No shares in the capital of each of the Target Companies have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the memorandum and articles of association of each of the Target Companies all such transfers have been duly stamped (where applicable).

3.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.1	Copies of the memorandum and articles of association and other constitutional and corporate documents of each of the Target Companies have been provided to the Buyer prior to the date of this Agreement. Such copy documents:

(a)	are true, accurate and complete in all respects;

(b)	have attached to them copies of all resolutions and agreements required by applicable law to be so attached; and

(c)	fully set out all the rights and restrictions attaching to each class of shares in the capital of each of the Target Companies.

3.2	All statutory books and registers of each of the Target Companies have been properly kept, are written up to date and contain a true, complete and accurate record of all matters which should be contained in them. No notice or allegation has been received that any such books or registers are incorrect or should be rectified.

3.3	All returns, particulars, resolutions and other documents that each of the Target Companies is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in Hong Kong) have been correctly made up and duly filed or delivered.

3.4	All dividends or distributions declared, made or paid by each of the Target Companies have been declared, made or paid in accordance with its memorandum and articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

4.	INFORMATION

4.1	The particulars of the each of the Target Companies set out in the Schedule 1 are true, accurate, complete and not misleading in any material respect.

4.2	All information given or disclosed by or on behalf of any of the Sellers (or their agents or advisers) to the Buyer (or its agents or advisers) in the course of the negotiations leading up to this Agreement was, when given, and is now, true, accurate and complete and not misleading in any material respect.

4.3	All information disclosed is true, accurate, complete and not misleading in any material respect. There is no information that has not been disclosed which, if disclosed, might reasonably be expected to affect the willingness of the Buyer to enter into the Transaction on the terms of this Agreement.

5.	COMPLIANCE WITH LAWS

5.1	The Target Companies has at all times conducted their respective Business in accordance with, and has acted in compliance with all applicable laws and regulations of any relevant jurisdiction.

5.2	Neither the Target Companies, their respective directors nor any of their respective employees (current or past), has been convicted of an offence in relation to the respective Business or affairs of the Target Companies.

6.	LICENCES AND CONSENTS

The Target Companies holds all licences, consents, permits and authorities necessary to carry on their respective Business in the places and in the manner in which it is carried on at the date of this Agreement (“Consents”). Each of the Consents is valid and subsisting, and none of the Target Companies is in breach of the terms or conditions of the Consents.

7.	INSURANCE

7.1	The Company maintains, and has at all material times maintained, insurances (“Insurances”) required by Employees’ Compensation Ordinance (Chapter 282 of the laws of Hong Kong) and all the applicable laws and regulations. The Insurances are in full force and effect, all premiums due on them have been paid and all other conditions of the Insurances have been performed and observed.

7.2	The Company has not done, or omitted to do, anything that may result in an increase in the premium payable for any of the Insurances, or that may adversely affect the renewal of any of the Insurances.

7.3	None of the Insurances:

(a)	are subject to any special or unusual terms or restrictions, or to the payment of any premium in excess of the normal rate; or

(b)	are void or voidable and nothing has been done, or omitted to be done, which could make any of them void or voidable; or

(c)	are capable of being terminated, or will otherwise cease to be available to the Target Companies as a result of Completion.

7.4	There are no outstanding claims under, or in respect of the validity of, any of the Insurances and there are no circumstances likely to give rise to a claim under any of the Insurances.

8.	DISPUTES AND INVESTIGATIONS

8.1	Neither the Target Companies, their respective directors, nor any person for whose acts the for the Target Companies may be vicariously liable, is engaged or involved in, or otherwise subject to any of the following matters in relation to the Target Companies or the Business or which will otherwise have or reasonably be expected to have an impact on the reputation of the Target Companies or prospect of its Business (such matters being referred to in this paragraph 8 as Proceedings):

(a)	any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of Business); or

(b)	any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction.

8.2	No Proceedings have been threatened or are pending against the Target Companies, their respective directors, or any person for whose acts for the Target Companies may be vicariously liable, and there are no circumstances likely to give rise to any such Proceedings.

8.3	None of the Target Companies:

(a)	is affected by any existing or pending judgment, order or other decision or ruling of a court, tribunal, arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction; or

(b)	has given any undertaking to any court, tribunal, arbitrator, or any governmental, regulatory or similar body or any other third party arising out of, or in connection with, any Proceedings which remains in force.

9.	SERVICES

9.1	No proceedings have been started, are pending or have been threatened against the Target Companies in respect of any services supplied by or to the Target Companies.

9.2	There are no disputes between the Target Companies and any of their respective customers, clients or any other third parties in connection with any services supplied by or to the Target Companies.

10.	TAXATION

10.1	None of the Target Companies has any liability in respect of taxation (whether actual or contingent) that is not fully provided for in the Accounts.

10.2	Each of the Target Companies has duly complied with its obligations on a timely basis to account to the relevant tax authorities and all other authorities for all amount for which it is or may become accountable in respect of taxation relating to its Business and has fully complied on a timely basis with all notices served on it and any other requirements made of it by any tax authority.

10.3	Each of the Target Companies has duly paid all taxation due and payable by it by the due date for payment.

10.4	Each of the Target Companies has filed all tax returns which are required by applicable law and supplied all other tax documents required to be supplied to all relevant tax authorities within the requisite time limits and each of the Target Companies has complied with all notices served on it by any tax authority. All the tax estimations, tax returns and tax computations made by the Target Companies to their respective tax authorities are up-to-date and correct.

10.5	Except for the transactions contemplated or referred to under this Agreement, since the Accounts Date, none of the Target Companies has been involved in any transaction which has given or will give rise to a material liability to taxation on either of them other than in the ordinary course of business.

10.6	None of the Target Companies is involved in any investigation, dispute or disagreement with any tax authority as at the date of this Agreement and so far as the Sellers are aware, there is no fact or circumstance which is likely to give rise to such investigation, dispute or disagreement.

10.7	So far as the Sellers are aware, all exemptions, reductions and rebates of taxes granted by any tax authority to each of the Target Companies for the purpose of carrying out its Business activities are in full force and effect and have not been terminated.

10.8	Each of the Target Companies has maintained complete, correct and up-to-date records as is required by the applicable legislation.

11.	CONTRACTS

11.1	Each of the Target Companies is not a party to, or otherwise subject to any agreement, arrangement, understanding or commitment which:

(a)	is of an unusual or exceptional nature; or

(b)	is not in the ordinary and usual course of the Business; or

(c)	may be terminated as a result of a change of control of the Company; or

(d)	is not on arm’s-length terms.

11.2	There are no outstanding or ongoing negotiations of material importance to the Business, profits or assets of each of the Target Companies.

12.	TRANSACTIONS WITH THE SELLERS

12.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Target Companies and the Sellers.

12.2	None of the Sellers has any claim of any nature against the Target Companies or has assigned to any person the benefit of any such claim.

12.3	None of the Sellers is, at the date of this Agreement, and has not been at any time during the period of three (3) years immediately preceding the date of this Agreement, concerned, interested or engaged, directly or indirectly and in whatever capacity, in any other business similar to or competitive with all or any part of the Business as it is carried on at the date of this Agreement.

13.	FINANCE AND GUARANTEES

13.1	Save and except (i) the personal guarantee executed by Mr. Leung in favour of The Bank of East Asia Limited in relation to the loan facility with a maximum loan amount of HK$2,304,000 granted by The Bank of East Asia Limited to TSL on 12 March 2021; and (ii) the personal guarantee executed by Mr. Leung in favour of The Bank of East Asia Limited in relation to the loan facility with a maximum loan amount ofHK$317,000 granted by The Bank of East Asia Limited to TSL on 12 June 2020, no other borrowings have been incurred by each of the Target Companies; and no loans, overdrafts or other financial facilities are currently outstanding or available to each of the Target Companies.

13.2	The total amount borrowed by each of the Target Companies does not exceed any limitations on the borrowing powers of such company contained in:

(a)	its memorandum and articles of association; or

(b)	any debenture or other deed or document binding on it.

13.3	No indebtedness of each of the Target Companies is due and payable and no Encumbrance over any of the assets of each of the Target Companies is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

13.4	None of the Target Companies has received any notice (whose terms have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness, or intimating the enforcement of any Encumbrance which it holds over the assets of the such company.

13.5	No Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into by each of the Target Companies or any third party in respect of borrowings or other obligations of each of the Target Companies, nor has any such person agreed to do so.

13.6	None of the Target Companies has given or entered into, or agreed to give or enter into, any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, any other person.

13.7	None of the Target Companies has outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to each of the Target Companies other than debts that have arisen in the normal course of the Business.

13.8	Save as disclosed in this Agreement, the Target Companies have no other bank account.

14.	LIABILITIES

None of the Target Companies has liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of the Business since the Accounts Date.

15.	EFFECT OF SALE OF THE SALE SHARES

Neither the acquisition of the Sale Shares by the Buyer, nor compliance with the terms of this Agreement will:

(a)	cause each of the Target Company to lose the benefit of any asset, right or privilege it presently enjoys; or

(b)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company; or

(c)	result in any present or future indebtedness of each of the Target Companies becoming due and payable, or capable of being declared due and payable prior to its stated maturity date.

16.	INSOLVENCY

16.1	None of the Target Companies is insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to it; and has stopped paying its debts as they fall due.

16.2	No step has been taken in any jurisdiction to initiate any process by or under which:

(a)	the ability of the creditors of each of the Target Companies to take any action to enforce their debts is suspended, restricted or prevented; or

(b)	some or all of the creditors of the Target Companies accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Target Companies.

16.3	No process has been instituted which could lead to any of the Target Companies dissolved and its assets being distributed among their respective creditors, shareholders or other contributors.

17.	ACCOUNTS AND MANAGEMENT ACCOUNTS

17.1	The Accounts:

(a)	show a true and fair view of the state of affairs of each of the Target Companies as at the Accounts Date, and of the profit or loss of each of the Target Companies for the accounting period ended on the Accounts Date;

(b)	have been properly prepared in accordance with generally accepted accounting principles applied in Hong Kong; and

(c)	(save as disclosed in the Accounts) are not affected by any extraordinary items.

17.2	The Accounts:

(a)	make proper and adequate prov1s10n for all bad and doubtful debts and depreciation on fixed assets;

(b)	do not overstate the value of current or fixed assets;

(c)	do not understate any liabilities (whether actual or contingent); and

(d)	contain either provision adequate to cover, or full particulars in notes of, all tax (including deferred tax) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Target Companies as at the Accounts Date.

17.3	The Management Accounts:

(a)	show a true and fair view of the state of affairs of each of the Target Companies as at the Management Accounts Date, and of the profit or loss of each of the Target Companies for the accounting period ended on the Management Accounts Date;

(b)	have been properly prepared in accordance with generally accepted accounting principles applied in Hong Kong;

(c)	(save as disclosed in the Management Accounts) are not affected by any extraordinary items.

17.4	The Management Accounts:

(a)	make proper and adequate prov1s10n for all bad and doubtful debts and depreciation on fixed assets;

(b)	do not overstate the value of current or fixed assets;

(c)	do not understate any liabilities (whether actual or contingent); and

(d)	contain either provision adequate to cover, or full particulars in notes of, all tax (including deferred tax) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Target Companies as at the Management Accounts Date.

18.	CHANGES SINCE THE ACCOUNTS DATE AND MANAGEMENT ACCOUNTS DATE

18.1	Since the Accounts Date:

(a)	Each of the Target Companies has conducted the Business in the normal course and as a going concern;

(b)	None of the Target Companies has issued or agreed to issue any share or loan capital;

(c)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by any of the Target Companies up to the date of this Agreement;

(d)	None of the Target Companies has borrowed or raised any money or given or taken any form of financial security other than in the ordinary course of their respective Business;

(e)	no capital expenditure has been incurred on any individual item by each of the Target Companies in excess of HK$300,000 and none of the Target Companies has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess ofHK$300,000; and

(f)	no shareholder resolutions of the Target Companies have been passed other than as routine business at the annual general meeting.

18.2	Since the Management Accounts Date:

(a)	Each of the Target Companies has conducted the Business in the normal course and as a going concern;

(b)	None of the Target Companies has issued or agreed to issue any share or loan capital;

(c)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by any of the Target Companies up to the date of this Agreement;

(d)	None of the Target Companies has borrowed or raised any money or given or taken any form of financial security other than in the ordinary course of their respective Business;

(e)	no capital expenditure has been incurred on any individual item by each of the Target Companies in excess of HK$300,000 and none of the Target Companies has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of HK$300,000; and

(f)	no shareholder resolutions of the Target Companies have been passed other than as routine business at the annual general meeting.

19.	FINANCIAL AND OTHER RECORDS

19.1	All financial and other records of the Target Companies (“Records”):

(a)	have been accurately and properly prepared and maintained;

(b)	do not contain any material inaccuracies or discrepancies; and

(c)	are in the possession of the Target Companies.

19.2	No notice has been received or allegation made that any of the Records are incorrect or should be rectified.

20.	LEASED PROPERTY

The Company does not own any landed property. The Leased Property comprises all the properties which is leased, used or occupied by the Target Companies at all material time. There are no circumstances which would entitle or require a lessor to exercise any power of entry upon or taking possession of the Leased Property which would otherwise restrict or terminate the continued possession or occupation thereof under the Tenancy Agreement.

21.	ASSETS

21.1	The assets included in the Accounts, together with any assets acquired since the Accounts Date and all other assets used by the Target Companies in connection with the Business are:

(a)	legally and beneficially owned by the each of the Target Companies, and each of the Target Companies has good and marketable title to such assets;

(b)	not the subject of any lease, lease-hire agreement, hire-purchase agreement or agreement for payment on deferred terms, or any licence or factoring arrangement; and

(c)	in the possession and control of each of the Target Companies.

21.2	None of the assets, undertakings or goodwill of the Target Companies, is subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

21.3	The assets owned by the each of the Target Companies comprise all the assets necessary for the continuation of the Business as it is carried on at the date of this Agreement.

22.	DATAPROTECTION

The Company has fully complied with the requirements of all applicable legislation concerning rights in respect of privacy and personal data.

23.	EMPLOYMENT

23.1	No notice to terminate the contract of employment of any employee of the Target Companies is pending, outstanding or threatened and no dispute is otherwise outstanding between the Target companies and any of their respective current or former employees relating to their employment, its termination or any reference given by the Target Companies regarding them.

23.2	No offer of employment has been made by the Target Companies to any individual which has not yet been accepted or which has been accepted but where the individual’s employment has not yet started.

23.3	All contracts of employment between the Target Companies and their respective employees are terminable on not more than three (3) months’ notice without compensation (except compensation payable under the applicable law).

23.4	There are no sums owing to or from any employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

23.5	None of the Target Companies has offered, promised or agreed to any future variation in the contract of any employee.

23.6	In respect of each employee, each of the Target Companies has performed all obligations and duties it is required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, applicable legislation or otherwise; and maintained adequate, suitable and up to date records.

24.	INTELLECTUAL PROPERTY

24.1	All Intellectual Property Rights used by each of the Target Companies in its Business are owned by or licensed to or validly assigned to it. Where Intellectual Property Rights are licensed to any of the Target Companies, such licences are not subject to termination or revocation by the licensors as a result of the entering into or the performance of this Agreement.

24.2	The Business does not infringe any Intellectual Property Right and all licences granted to the Target companies in respect of any such protection are in full force and effect.

24.3	The Target Companies have not violated, infringed or misappropriated any Intellectual Property Right, nor have the Target Companies received any written notice alleging any of the foregoing nor have the Target Companies given any written notice to any person alleging the same.

24.4	None of the Target Companies has entered into any agreement (whether in writing or orally) to indemnify any person for any infringement, violation or misappropriation of any Intellectual Property Right by such person.

24.5	No person has violated, infringed or misappropriated any Intellectual Property Right owned by the Target Companies, if any.

B.	BUYER’S WARRANTIES

1.	The Buyer is a company duly incorporated and organised and validly existing under the laws of British Virgin Islands;

2.	The Buyer has the power and authority required to enter into this Agreement and perform fully its obligations under it in accordance with their terms;

3.	Neither the entry into this Agreement nor the implementation of the transactions contemplated by it will result in:

a.	a violation or breach of any prov1s10n of the memorandum and articles of association of the Buyer;

b.	a breach of, or give rise to a default under, any contract or other instrument to which the Buyer is a party or by which it is bound; or

c.	a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory authority applicable to the Buyer or any of its assets.

4.	This Agreement constitutes valid and legally binding obligations of the Buyer enforceable in accordance with their terms;

5.	No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Buyer or for the appointment of any provisional liquidator. No steps have been taken by any person with a view to the appointment of an administrator (whether out of court or otherwise), and no administration order has been made, in relation to the Buyer. No receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Buyer.

IN WITNESS WHEREOF, this Agreement has been entered into on the date stated at the beginning of it.

EXECUTION PAGE

EXECUTED by	)
Mr. Tsang Chun Ho Anthony	)
For and on Behalf of	)
Alpha Technology Group Limited	)
in the presence of:	)
)

Name:
Title:
Address:

SIGNED by	)
Mr. Tsang Chun Ho Anthony	)
in the presence of:	)
)
)
)

Name:
Title:
Address:

SIGNED by	)
Mr. Leung Tsz Him	)
in the presence of:	)
)

Name:
Title:
Address:

SIGNED by	)
Ms. Chan Shuk Wa	)
in the presence of:	)
)
Leung Tsz Him, being lawful attorney of Ms. Chan Shuk Wa, pursuant to the power of attorney dated 10 October 2022

Name:
Title:
Address:

ADDENDUM

Addendum refers to a sales and purchase agreement dated 10th day of October 2022 (the “Sales and Purchase Agreement”) made between

(a)	ALPHA TECHNOLOGY GROUP LIMITED, a company incorporated under the laws of British Virgin Islands having its registered office at CCS Trustees Limited, Mandar House, 3rd Floor, Johnson’s Ghut, Tortola, British Virgin Islands (the “Buyer”);

(b)	TSANG CHUN HO ANTHONY , holder of Hong Kong Identity Card No. Z363443(5), of Unit A, G/F., Court B, Tower 3, Dragons Range, 33 Lai Ping Road, Shatin, New Territories, Hong Kong (the “Guarantor”);

(c)	LEUNG TSZ HIM , holder of Hong Kong Identity Card No. Y1914004, of Room D, 7/F., Tower 5, Grand Centre, 33 Hip Wo Street, Kwun Tong, Kowloon, Hong Kong (“Mr.Leung”); and

(d)	CHAN SHUK WA , holder of Hong Kong Identity Card No. P951809(A), of Room D, 7/F., Tower 5, Grand Centre, 33 Hip Wo Street, Kwun Tong, Kowloon, Hong Kong (“Ms. Chan”) (Mr. Leung and Ms. Chan shall hereinafter be collectively referred to as “Sellers” and severally “Seller”).

Each a “Party” and collectively referred to as the “Parties”.

Terms and expressions defined in the Sales and Purchase Agreement shall, unless specifically defined or redefined in this Addendum, have the same meanings when used in the Sales and Purchase Agreement.

Notwithstanding any provisions to the contrary as contained in the Sales and Purchase Agreement, it is hereby mutually agreed with immediate effect that Clause 6.1 and 6.3 of the Sales and Purchase Agreement be amended in the following manner:-

Clause 6.1

The following sentence be inserted at the end of Clause 6.1

“For the avoidance of doubt, the Guaranteed Profit shall include the profits generated from the Target Companies’ previous, existing customers and new customers during the Profit Guaranteed Period.

Clause 6.3

Clause 6.3 be deleted in its entirety and be replaced by the following clause:-

6.3 If the aggregate amount of the actual net profit before tax (excluding extraordinary items and after elimination of inter-company transactions between TSL and NSL) of the Target Companies for the three financial year ending 31 December 2025 (the “Actual Profit”) attributable to the customers solely introduced by the Sellers is greater than the Guaranteed Profit. Mr. Leung shall be entitled to the bonus calculated as follows (the “Bonus”):-

(A – Guaranteed Profit) x 50%

A	means the part of the actual net profit before tax (excluding extraordinary items and after elimination of inter-company transactions between TSL and NSL) generated by the previous customers, existing customers as at the date of this Agreement and the new customers introduced to the Target Companies solely by the Sellers for the three financial year ending 31 December 2025 (the “Net Profit Contributed by the Sellers”).

If A is less than the Guaranteed Profit, Mr. Leung shall not be entitled to the Bonus and Mr. Leung shall meet the shortfall in the subsequent two financial years as stated in Clause 6.2 of the Sales and Purchase Agreement. The amount of the Bonus shall be agreed by the Buyer and the Sellers in good faith and be distributed to Mr. Leung within 1 month after the issue of the audited financial statements of the Target Companies for the financial year ending 31 December 2025 if there is no dispute between the Buyer and the Sellers on the amount of the difference. Should there is any dispute on the amount of the difference between the Buyer and the Sellers, the independent auditors referred to in clause 6.4 shall act as expert (the “Expert”) to determine the Net Profits Contributed by the Sellers for calculation of the Bonus whose view shall be conclusive and binding on the Buyer and the Sellers. In such event, the Bonus shall be distributed to Mr. Leung within 1 month after the issue of the Expert’s certification.

This Addendum is supplemental to the Sales and Purchase Agreement and, save as expressly provided herein, all the provisions of the Sales and Purchase Agreement shall remain in full force and effect. Any provision in the Sales and Purchase Agreement which is inconsistent with the changes contemplated by or provided in this Addendum shall be modified accordingly.

The Parties hereby warrant and confirm that the Sales and Purchase Agreement shall apply to and continue in full force and effect in respect of their respective obligations under the Sales and Purchase Agreement and all their obligations, liabilities, covenants and undertakings under, provided in or contemplated by the Sales and Purchase Agreement arc and shall remain in full force and effect notwithstanding the amendments made to the Sales and Purchase Agreement by this Addendum.

The Sales and Purchase Agreement and this Addendum shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

Notwithstanding that a term of this Addendum purports to confer a benefit on any person who is not a party to this Addendum, a person who is not a party to this Addendum shall have no rights under the Contracts (Rights of Third Parties) Ordinance (Cap.623) to enforce or enjoy the benefit of any provisions of this Addendum.

Dated: March 23, 2023

EXECUTION PAGE

IN WITNESS whereof, the Parties have duly executed this Addendum the day and year first above written.

SIGNED by	)
Mr. Tsang Chun Ho Anthony	)
For and on behalf of	)
ALPHA TECHNOLOGY	)
GROUP LIMITED	)
in the presence of:-)
)

SIGNED by	)
)
Mr. Tsang Chun Ho Anthony	)
in the presence of:-)
)
)

SIGNED by	)
)
Mr. Leung Tsz Him	)
in the presence of:-)
)
)

SIGNED by	)
)
Ms. Chan Shuk Wa	)
in the presence of:-)
)
)